EXHIBIT 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the current Registration Statement (Form S-3) and related Prospectus of Lions Gate Entertainment Corp. for the registration of 13,043,475 shares of its common stock and to the incorporation by reference therein of our report dated June 28, 2004 with respect to the consolidated financial statements of Lions Gate Entertainment Corp. included in its Current Report on Form 8-K dated January 21, 2005, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Los Angeles, California
February 2, 2005